Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED BYLAWS
OF
TANDEM DIABETES CARE, INC.,
a Delaware corporation
The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Tandem Diabetes Care, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation, as adopted on November 19, 2013, were amended by resolution of the Board of Directors of the Corporation, effective as of August 19, 2020, to add a new Article IX that reads as follows:

“Article IX. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.”
The foregoing amendment to the Amended and Restated Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.
IN WITNESS WHEREOF, I have hereunto subscribed my name on August 20, 2020.

/s/ David B. Berger
David B. Berger
Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary